EHXIBIT 99.1

NORTH PENN BANCORP, INC. REPORTS RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2009

Scranton, Pennsylvania - North Penn Bancorp, Inc. (the “Company”) (OTCBB: NPBP), the holding company for North Penn Bank, announced results for the year ended December 31, 2009.   The Company reported net income of $787,000 for the year ended December 31, 2009 as compared to $354,000 for the year ended December 31, 2008.  This improvement is primarily attributable to higher net interest earnings, an insurance claim recovery relating to a loss recognized in 2008, lower non-interest expense and higher non-interest income.

Net interest income equaled $4.5 million, an increase of $169,000, or 3.9%, compared to the prior year amount of $4.4 million.  For the year ended December 31, 2009, the increase in net interest income was due to lower interest rates paid on deposits and reduced utilization of overnight borrowings.

The provision for loan losses increased from $31,000 in 2008 to $475,000 in 2009.   The increase in the provision expense in 2009 reflects an increase in the levels of delinquent loans and management’s analysis of economic conditions in the Bank’s market areas.  In addition, the increased provision reflects our continuing strategy of growing our commercial portfolio.  At December 31, 2009, nonperforming loans totaled $1.7 million, compared to $1.1 million at December 31, 2008. Net loan charge-offs were $161,000 for the year ended December 31, 2009, compared to $32,000 for the year ended December 31, 2008.

Non-interest income was $412,000 for the year ended December 31, 2009, compared to $338,000 for the year ended December 31, 2008. The increase was primarily the result of a $56,000 increase in income on bank owned life insurance over the comparable period in 2008.

Non-interest expenses decreased $566,000 for the year ended December 31, 2009 as compared to 2008, primarily due from a successful insurance claim of $468,000 recognized during the fourth quarter.  The decrease in non-interest expense was partially offset by increases in the FDIC assessment.  The increase in the FDIC assessment of $240,000 for the year ended December 31, 2009 was attributable to the expiration of credits during 2008, an increase in the assessment rate for 2009 and an FDIC-imposed industry-wide 5 basis point special assessment totaling $67,000.

At December 31, 2009, total assets of $156.3 million represented a $17.3 million or 12.5%, increase to total assets at year end 2008.  Net loans increased $8.4 million, or 8.0% in 2009.  Total deposits increased $24.9 million, or 25.1%, in 2009.  Total stockholders equity at totaled $19.3 million at both December 31, 2009 and December 31, 2008.

Frederick L. Hickman, President and Chief Executive Officer, stated, “We are pleased at the pace at which loans and deposits grew in 2009.  We were also able to improve profitability in a troubled economy, a period in which our loan loss allowance was strengthened and FDIC insurance costs escalated significantly.  Sound asset quality, strong liquidity, and stable capital support were maintained in this challenging time.”

North Penn Bancorp, Inc. has five offices in Lackawanna and Monroe counties.  Its stock symbol is NPBP.OB.

Contact: Frederick L. Hickman, President and CEO
(570) 344-6113

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2008, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA
	December 31,		December 31,
	2009		2008
	(Dollars in thousands)

Total assets	$156,327		$138,990
Investment securities	19,398		20,293
Loans, net	114,546		106,106
Deposits	124,055		99,153
Borrowings	12,000		19,648
Stockholder's equity	19,270		19,298

SELECTED OPERATING DATA
	December 31,		December 31,
	2009		2008
	(Dollars in thousands)

Interest income	$7,675		$7,691
Interest expense	3,126		3,311
Net interest income	4,549		4,380
Provision for loan losses	475		31
Net interest income after provision for loan losses	4,074		4,349
Non-interest income	412		338
Non-interest expense	3,614		4,180
Income before taxes	872		507
Provision for income taxes	85		153
Net income	787		354

	At December 31,
dollars in thousands	2009	2008
Non-performing commercial and mortage loans	$1,710	$1,072
Non-performing consumer loans	64	35
Total non-performing loans	1,774	1,107
Foreclosed real estate	88	-
Total non-performing assets	1,862	1,107

Total non-performing loans to total loans	1.53%	1.03%
Total non-performing loans to total assets	1.13%	0.80%
Allowance for loan loss as percentage of total loans	1.28%	1.09%